CONSENT OF AUTHOR
G.J. van der Heever, Pr.Sci.Nat.
GeoLogix Mineral Exploration Consultants (Pty) Ltd.
PO Box 20, Potchefstroom, 2520, South Africa

US Securities and Exchange Commission

I, G.J. van der Heever, Pr.Sci.Nat., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by GeoLogix Mineral Exploration Consultants (Pty) Ltd. in the written disclosure in the Form 20F of Anooraq Resources Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 1st day of July, 2009.

/signed/ G.J. van der Heever

G.J. van der Heever, Pr.Sci.Nat.
GeoLogix Mineral Exploration Consultants (Pty) Ltd.